Exhibit 10.2

Life Time Fitness, Inc.
2011 Long-Term Incentive Plan

Restricted Stock Agreement (Non-Employee Director)

Name of Non-Employee Director:
No. of Shares Covered:	Date of Issuance:
Vesting Schedule pursuant to Section 2 (Cumulative):
Vesting Date(s)	No. of Shares Which Become Vested as of Such Date

This is a Restricted Stock Agreement (the “Agreement”) between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and the non-employee director identified above (the “Director”) effective as of the date of issuance specified above.
RECITALS
WHEREAS, the Company maintains the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan (the “Plan”);
WHEREAS, pursuant to the Plan, the Company’s Compensation Committee, a committee of the Board of Directors (the “Committee”), administers the Plan and the Company’s Board of Directors (the “Board”) has the authority to determine the awards to be granted under the Plan to non-employee directors; and
WHEREAS, the Board has determined that the Director is eligible to receive an award under the Plan in the form of shares of restricted stock;
NOW, THEREFORE, the Company hereby grants this award of Restricted Shares to the Director under the terms and conditions as follows.
TERMS AND CONDITIONS*
1.    Grant of Restricted Stock.

(a)    Subject to the terms and conditions of this Agreement, the Company has issued to the Director the number of Shares specified at the beginning of this Agreement. These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b)    The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Director (unless the Director requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Director in accordance with all of the terms and conditions of this Agreement. If a certificate evidencing any Restricted Share is requested by the Director, the Company shall retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Director tender to the Company a stock power duly executed in blank relating to such custody.

2.
Vesting. The Restricted Shares that have not previously been forfeited will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. In addition, the Restricted Shares that have not previously vested or been forfeited will vest immediately upon the first to occur of the following events: (i) death of the Director; (ii) Total Disability of the Director; (iii) Retirement of the Director; and (iv) a Change of Control as defined in the Plan.

3.
Lapse of Restrictions; Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement. Upon the vesting of any Restricted Shares, all restrictions on such Restricted Shares will lapse, and the Company will, subject to the provisions of the Plan, issue to the Director a certificate evidencing the Restricted Shares that is free of any transfer or other restrictions arising under this Agreement.

4.
Forfeiture. If (i) the Director’s service as a member of the Board is terminated for any reason, whether by the Company, by the Director or otherwise, voluntarily or involuntarily, other than in the circumstances described in Section 2 of this Agreement, or (ii) the Director attempts to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, then any Restricted Shares that have not previously vested shall be forfeited by the Director to the Company, the Director shall thereafter have no right, title or interest whatsoever in such Restricted Shares (and any dividends accrued with respect to such Restricted Shares), and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Director shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Director will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Director (or a new stock certificate to be issued, if requested by the Director) evidencing any Shares that vested prior to forfeiture. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.

5.
Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Director shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement; provided, however, any dividends declared and paid on the Restricted Shares prior to vesting shall be accrued and held by the Company as a general obligation and paid to the Employee only if, when and to the extent the related Restricted Shares vest and become non-forfeitable as provided in Section 2 hereof.

6.	Restrictive Legends and Stop-Transfer Orders.
(a)    The book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
(b)    The Director agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)    The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.
Tax Consequences and Withholdings. The Director understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the Restricted Shares vest, the Director will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the Restricted Shares then vesting. The Director shall be solely responsible for any tax obligations that may arise as a result of the Restricted Shares.

8.
Section 83(b) Election. The Director has been informed that, with respect to the grant of Restricted Shares, an election may be filed by the Director with the Internal Revenue Service, within 30 days of the date of issuance, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the date of issuance. The Director acknowledges that it is the Director’s sole responsibility to timely file the election under Section 83(b) of the Code.

If the Director makes such election, the Director shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the Restricted Shares as of the date of issuance.

9.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Director. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10.
Award Subject to Plan, Articles of Incorporation and By‑Laws. The Director acknowledges that the Restricted Shares are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By‑Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

11.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Director.

12.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Director and the Company have executed this Agreement as of the      day of             , 20    .

DIRECTOR

LIFE TIME FITNESS, INC. (the “Company”)

By

     Its

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